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                                                                    Exhibit 5.1

                               [DB LLP Letterhead]



                                         August 16, 2001


Omnicare, Inc.
100 East RiverCenter Blvd., Suite 1600
Covington, KY  41011

Ladies and Gentlemen:

                  We have acted as counsel to Omnicare, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer to exchange (the "Exchange Offer") up to $375,000,000 aggregate principal amount of its 8 1/8% Series B Senior Subordinated Notes due 2011 (the "Exchange Notes") which are being registered under the Securities Act of 1933, as amended (the "Securities Act"), for its existing 8 1/8% Senior Subordinated Notes due 2011 (the "Old Notes"), as described in the Registration Statement on Form S-4 relating to the Exchange Offer (as amended or supplemented, the "Registration Statement") to be filed with the Securities and Exchange Commission. The Old Notes were issued, and the Exchange Notes are proposed to be issued, pursuant to an indenture dated as of March 20, 2001 (the "Indenture"), by and between the Company and Sun Trust Bank (the "Trustee"). The terms of the Exchange Notes to be issued are substantially identical to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Indenture is an exhibit to the Registration Statement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

                  In rendering the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and such agreements, instruments, certificates of public officials, certificates of officers of the Company and such other documents as we have deemed necessary or appropriate for the purpose of this opinion, including the following:

                  (a) a copy of the certificate of incorporation of the Company, as amended as of the date hereof;

                  (b) a copy of the by-laws of the Company, as amended as of the date hereof;

                  (c) a record of corporate proceedings of the Company relating to the authorization of the execution and delivery of the Indenture, and the authorization of the issuance thereunder of the Old Notes and the Exchange Notes; and

                  (d) an executed counterpart of the Indenture (including the form of Notes contained therein).






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Omnicare, Inc.
August 16, 2001
Page 2


                  In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the correctness of all statements of fact in all documents examined. We have further assumed that (i) all parties to the foregoing documents (other than the Company) are validly existing and in good standing under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority and all necessary consents and approvals to execute, deliver and perform their respective obligations under such documents, (ii) all such documents have been duly authorized by all necessary corporate or other action on the part of the parties thereto (other than the Company), have been duly executed by such parties and have been duly delivered by such parties and (iii) all such documents constitute the legal, valid and binding obligation of each party thereto (other than the Company) enforceable against such party in accordance with its terms. In rendering the opinion set forth below, we have relied as to factual matters upon certificates, statements and representations of the Company, its officers and representatives and public officials.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  1. The Exchange Notes have been duly authorized by the Company and, upon due authentication of the Exchange Notes by the Trustee and issuance pursuant to the Exchange Offer in accordance with the terms thereof, the Exchange Notes will be duly executed, issued and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceedings therefor may be brought; and

                  2. Assuming that each Guarantor has the requisite organizational and legal power and authority to enter into and perform its obligations under the guarantee to be endorsed on the Exchange Notes by such Guarantor, when the Exchange Notes are issued, authenticated and delivered by the Company and so endorsed by each of the Guarantors in accordance with the terms of the Exchange Offer and the Indenture, the guarantees to be endorsed on the Exchange Notes by each of the Guarantors will be valid and legally binding obligations of the Guarantors, enforceable against each of them in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceedings therefor may be brought.

                  In rendering the foregoing opinion, we express no opinion, either directly or indirectly, as to laws other than the laws of the State of New York and the general


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Omnicare, Inc.
August 16, 2001
Page 3


corporate laws of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. Thompson Hine LLP may rely on the opinion expressed above in rendering their opinion regarding the enforceability under the laws of the State of New York of the guarantees to be endorsed on the Exchange Notes, which opinion is being concurrently filed herewith as an exhibit to the Registration Statement.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,


                                            /s/ DEWEY BALLANTINE LLP


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